Exhibit 99(a)(1)(G)

DIRECTION FORM
PREMIERE GLOBAL SERVICES, INC. 401(K) PLAN

EQUIVALENT SHARES RELATING TO OFFER TO PURCHASE THE MAXIMUM
NUMBER OF SHARES AT A PURCHASE PRICE NOT GREATER THAN $7.75 NOR
LESS THAN $6.75 PER SHARE, IN CASH,
HAVING AN AGGREGATE PURCHASE PRICE
NOT EXCEEDING $50,000,000 BY
PREMIERE GLOBAL SERVICES, INC.

In connection with the offer to purchase, I hereby instruct the Trustee to tender the Equivalent Shares attributable to my account under the PGi 401(k) Plan as of November 29, 2010, unless a later deadline is announced, as specified below.

By writing a percentage (in whole numbers) of Equivalent Shares attributable to my account under the PGi 401(k) Plan in one or more spaces below, I elect to tender such percentage of the Equivalent Shares at the price(s) indicated. This action could result in none of the shares being tendered if the purchase price determined by PGi pursuant to the tender offer (the “Purchase Price”) is less than the price(s) selected. If the Purchase Price for the Equivalent Shares is equal to or greater than the price(s) selected, then such percentage of the Equivalent Shares purchased by PGi will be purchased at the Purchase Price, subject to the terms of the offer to purchase, including proration in the event that the tender offer is oversubscribed.

By writing a percentage on the % line at $TBD, I want to MAXIMIZE the chance of having PGi purchase all of the Equivalent Shares I have instructed the Trustee to tender. Accordingly, by writing a percentage on the % line at $TBD, I am willing to accept the Purchase Price (as determined by PGi pursuant to the tender offer). I understand that this action could result in receiving a price per Equivalent Share as low as $6.75.

The sum of all percentages you specify below must not exceed 100%, but you may tender less than 100% of your Equivalent Shares. If the sum of all such percentages exceeds 100%, your Direction Form will be rejected and none of the Equivalent Shares attributable to your account will be tendered. To totally revoke a previous tender, submit a new Direction Form with a “0” at every price point listed below, including $TBD.

PARTICIPANT NAME AND ADDRESS:

Account Number:

Estimated Equivalent shares as of October 26, 2010:

Election

I elect to tender the following percentage(s) of my Equivalent Shares at the following price(s):

_________% at $TBD (select this option if you want to maximize the chance of having PGi purchase your Equivalent Shares at a price to be determined by PGi)
_________% at $6.75	_________% at $7.50
_________% at $7.00	_________% at $7.75
_________% at $7.25

Please note that the PGi 401(k) Plan is prohibited by law from selling Equivalent Shares to PGi for a price that is less than the Prevailing Market Price of PGi common stock. Accordingly, if you elect to tender Equivalent Shares at a price that is lower than the Prevailing Market Price of PGi common stock on the New York Stock Exchange, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the Prevailing Market Price of PGi common stock on the New York Stock Exchange on the applicable date. THIS COULD RESULT IN YOUR SELECTED PERCENTAGE(S) OF YOUR EQUIVALENT SHARES NOT BEING PURCHASED IN THE TENDER OFFER. If the Prevailing Market Price of PGi common stock on the New York Stock Exchange on the applicable date is greater than the maximum price available in the tender offer, none of your Equivalent Shares will be tendered and your tender will be deemed to have been withdrawn.

For your Direction Form to be complete you must sign this form and provide the following information:

Name: ____________________________________________	Daytime Telephone Number: _________________________
Address: __________________________________________	Signature: _______________________________________
Social Security Number: _______________________________	Dated: __________________________________________

The form must be received by the Tabulator (as set forth in the accompanying letter) no later than 4:00 P.M. (Eastern Time) on November 29, 2010. The method of delivery of this document is at the option and risk of the tendering participant. In all cases, sufficient time should be allowed to assure timely delivery.